                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             APACHE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           [APACHE CORPORATION LOGO]

                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 28, 1996

FELLOW SHAREHOLDERS:

     You are cordially invited to attend the annual meeting of shareholders of Apache Corporation to be held on Thursday, May 2, 1996, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas.

     At the annual meeting, shareholders will be asked to vote upon the election of five directors to the board of directors and the approval of amendments to the 1990 Stock Incentive Plan and to the 1995 Stock Option Plan, and to transact any other business that may properly come before the meeting. In addition to the scheduled items of business, management will present a brief report to shareholders on the Company's results and direction. I hope you will be able to attend.

     Whether or not you plan to be present at the annual meeting, please be sure to complete, sign, date and promptly return the enclosed proxy card or voting instruction card, using the postage-paid business reply envelope provided, to ensure that your shares will be voted in accordance with your wishes.

                                          /s/ RAYMOND PLANK

                                          RAYMOND PLANK
                                          Chairman of the Board
                                            and Chief Executive Officer

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

TO THE SHAREHOLDERS OF APACHE CORPORATION:

     The 1996 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 2, 1996, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

          1. To elect four directors to serve until the 1999 annual meeting of shareholders and one director to serve until the 1998 annual meeting of shareholders;

          2. To approve amendments to the 1990 Stock Incentive Plan and to the 1995 Stock Option Plan; and

          3. To transact any other business that may properly come before the meeting or any adjournment thereof.

     The board of directors of the Company has fixed the close of business on March 14, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of the Company's common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. The Company's stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes pertaining to the annual meeting, during normal business hours for a period of ten days prior to the meeting.

     You are cordially invited to attend the annual meeting. Whether or not you expect to attend in person, you are urged to promptly sign, date and mail the enclosed proxy card so that your shares may be represented and voted at the annual meeting. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          APACHE CORPORATION

                                          /s/ C. L. PEPER

                                          C. L. PEPER
                                          Corporate Secretary

Houston, Texas
March 28, 1996

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 28, 1996

                                PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the board of directors of Apache Corporation (the "Company"), a Delaware corporation, to be used at the 1996 annual meeting of shareholders and at any adjournment or postponement thereof. This proxy statement and the accompanying form of proxy were first mailed to the holders of the Company's common stock, par value $1.25 per share, on or about March 29, 1996.

                           PURPOSE OF ANNUAL MEETING

     Shareholders of the Company are scheduled to take action on the following items at the annual meeting:

          1. The election of four directors to serve until the 1999 annual meeting and one director to serve until the 1998 annual meeting;

          2. To approve amendments to the 1990 Stock Incentive Plan and to the 1995 Stock Option Plan; and

          3. The transaction of any other business that may properly come before the meeting or any adjournment thereof.

     As of the date of this proxy statement, the Company is not aware of any business to come before the annual meeting other than the election of directors and approval of amendments to the 1990 Stock Incentive Plan and to the 1995 Stock Option Plan.

                            QUORUM AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of the Company's common stock is necessary to constitute a quorum at the annual meeting. The record date for determination of shareholders entitled to notice of and to vote at the annual meeting is the close of business on March 14, 1996. As of the record date, there were 77,491,422 shares of common stock issued and outstanding. Holders of shares of common stock are entitled to one vote per share at the annual meeting and are not allowed to cumulate votes in the election of directors. In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors.

     All shares of the Company's common stock represented by properly executed proxies will be voted in accordance with the instructions indicated unless the proxies have been previously revoked. Proxies on which no voting instructions are indicated will be voted FOR the election of the nominees for directors, FOR the approval of amendments to the 1990 Stock Incentive Plan and to the 1995 Stock Option Plan, and in the best judgment of the proxy holders on any other matter that may properly come before the annual meeting. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares of common stock will not be considered present and entitled to vote with respect to that matter. If a shareholder indicates on a proxy card that such shareholder abstains from voting with respect to amendments to the 1990 Stock Incentive Plan and to the 1995 Stock Option Plan, the shareholder's shares will be considered as present and entitled to vote with respect to that matter, and abstention will have the effect of a vote against the amendments to the 1990 Stock Incentive Plan and to the 1995 Stock Option Plan.

                             REVOCABILITY OF PROXY

     Shareholders have the unconditional right to revoke their proxies at any time prior to the voting of their proxies at the annual meeting by (i) filing a written revocation with the corporate secretary of the Company at the address set forth above, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not of itself revoke their proxies.

                            SOLICITATION OF PROXIES

     Solicitation of proxies for use at the 1996 annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares the Company's common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee not to exceed $10,000, plus expenses. All costs of the solicitation will be borne by the Company.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

     The Company's bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. There are currently 11 directors on the Company's board of directors and, if all of the nominees are elected at the 1996 annual meeting, the Company will have 12 directors. The Company's certificate of incorporation provides that as nearly as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors. The affirmative vote of the holders of a plurality of the shares of common stock present, in person or represented by proxy, at the annual meeting is required to elect directors to the board of directors.

     Each of the nominees for director has been recommended by the Company's nominating committee and nominated by the board of directors for election by the shareholders. The terms of incumbent directors G. Steven Farris, Randolph M. Ferlic, Robert V. Gisselbeck and John A. Kocur will expire at the 1996 annual meeting. Messrs. Farris, Ferlic, Gisselbeck and Kocur have been nominated to an additional three-year term and, if elected, each will serve commencing upon his election and qualification until the annual meeting of shareholders in May 1999.

     Mary Ralph Lowe has been nominated for a term of two years and, if elected, she will serve commencing upon her election and qualification until the annual meeting of shareholders in May 1998. If Ms. Lowe were to be elected to the usual three-year term, it would create an imbalance in the number of directors with terms expiring in 1999 (five directors) given that four directors' terms expire in 1997 and three directors' terms expire in 1998. The Company's certificate of incorporation requires that, as nearly as numerically possible, one-third of the directors should be elected at each annual meeting. In order to avoid an imbalance, Ms. Lowe has been nominated to a term of two years.

     Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than five nominees. The board of directors knows of no proposed nominee for director who is unwilling or unable to serve.

                         INFORMATION ABOUT NOMINEES FOR
                             ELECTION AS DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                                      DIRECTOR
                                                                                       SINCE
                                                                                      --------
G. STEVEN FARRIS, 48, has been president and chief operating officer of the Company     1994
  since May 1994, and was elected to the Company's board of directors in December
  1994. He was senior vice president of the Company from 1991 to 1994, and vice president -- exploration and production of the Company from 1988 to 1991. Prior to that, Mr. Farris was vice president of finance and acquisitions for Terra
  Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988, and executive vice president for Robert W. Berry, Inc., a Tulsa, Oklahoma oil and gas
  company, from 1978 to 1983.

RANDOLPH M. FERLIC, 59, retired in December 1993 from his practice as a thoracic and    1986
  cardiovascular surgeon. He is the founder of Surgical Services of the Great
  Plains, P.C., and served as its president from 1974 to 1991. Dr. Ferlic is a member of the audit committee, the executive committee, and the nominating committee.

ROBERT V. GISSELBECK, 72, is the founder of Gisselbeck & Associates, a real estate      1982
  development company in Naples, Florida, and has served as its president since
  1960. Mr. Gisselbeck is a member of the audit committee.

JOHN A. KOCUR, 68, is engaged in the private practice of law. He served as vice         1977
  chairman of the Company's board of directors from 1988 until 1991. Mr. Kocur was employed by the Company from 1969 until his retirement in 1991, and served as the
  Company's president from 1979 until 1988. He is chairman of the executive committee, chairman of the nominating committee, and a member of the management development and compensation committee.

MARY RALPH LOWE, 49, has been president and chief executive officer of Maralo, Inc.,      --
  a Houston, Texas independent oil and gas exploration and production company, since
  1988 and a member of its board of directors since 1975. She has been the managing partner of MLR Partners, LP, an oil and gas exploration and production company, since 1990 and has been president and the sole director of Lowe Petroleum Company since 1988 which, in addition to oil and gas exploration and production, owns and manages commercial real estate in Midland, Texas. Ms. Lowe is a trustee of the
  Lowe Foundation, the Houston Museum of Natural Science, and the Houston Museum of
  Fine Arts, and is involved in numerous other civic and charitable activities.

                              CONTINUING DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, for each member of the board of directors whose term is not expiring at the 1996 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                              DIRECTOR     TERM
                                                                               SINCE     EXPIRES
                                                                              --------   --------
FREDERICK M. BOHEN, 58, has been executive vice president and chief             1981       1997
  operating officer of The Rockefeller University since 1990. He was senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of Minnesota from
  1981 to 1983. Mr. Bohen worked with the U.S. Department of Health,
  Education and Welfare as assistant secretary for management and budget from 1977 to 1981. He is a director of the College Construction Loan
  Insurance Association (Connie Lee), a director of Oppenheimer and Company, and a director of the Mexico Equity Income Fund, Inc. Mr. Bohen is chairman of the management development and compensation committee and chairman of the stock option plan committee.

VIRGIL B. DAY, 80, has been a senior partner in the law firm of Vedder,         1974       1997
  Price, Kaufman, Kammholz & Day since 1974. He was the first labor counsel for General Electric Company, where he subsequently held various management positions involving employee and union relations, public affairs and government relations. From 1961 until 1973, Mr. Day was a vice president of General Electric Company and in 1971, he became chairman of the industry members of the U.S. Pay Board. Mr. Day is a member of the management development and compensation committee.

EUGENE C. FIEDOREK, 64, has been the managing director of EnCap Investments     1988       1998
  L.C., a Dallas, Texas energy investment banking firm, since 1988. Mr.
  Fiedorek was the managing director of the Energy Banking Group of First
  RepublicBank Corp. in Dallas, Texas, from 1978 to 1987. He is a director of Energy Capital Investment Company. Mr. Fiedorek is a member of the audit committee.

W. BROOKS FIELDS, 77, is retired. From 1984 until 1990, he was president and    1973       1998
  chief executive officer of Minnesota Racetrack, Inc., also known as
  Canterbury Downs, a racetrack development company. From 1968 to 1990, Mr.
  Fields was chairman of the board of Scottland, Inc., a real estate development company, for which a plan of reorganization pursuant to
  Chapter 11 of the Bankruptcy Code was confirmed in June 1990. From 1955 until 1984, he was the executive vice president and a director of Burdick
  Grain Company, a grain merchandising company. Mr. Fields is a member of the audit committee, the executive committee and the nominating committee.

STANLEY K. HATHAWAY, 71, has been a senior partner in the law firm of           1977       1997
  Hathaway, Speight, Kunz & Trautwein since 1976. From June through October
  1975, Mr. Hathaway served as the U.S. Secretary of the Interior. He was
  Governor of the State of Wyoming from 1967 to 1975. Mr. Hathaway is chairman of the audit committee.

RAYMOND PLANK, 73, has been chairman of the board and chief executive           1954       1998
  officer of the Company since 1979, and served as the Company's president from 1954 until 1979. Mr. Plank is a member of the executive committee and the nominating committee.

JOSEPH A. RICE, 71, retired in 1988 as chairman of the board, chief             1989       1997
  executive officer and a director of Irving Trust Company and Irving Bank
  Corporation, having served in those capacities since 1984. Mr. Rice served as president, chief operating officer and a director of those organizations from 1975 to 1984. He is a director of Avon Products, Inc.
  Mr. Rice is a member of the management development and compensation committee and the stock option plan committee.

               INFORMATION WITH RESPECT TO STANDING COMMITTEES OF
                      THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors held five meetings during 1995. The board of directors has an audit committee, a management development and compensation committee, a stock option plan committee, an executive committee, and a nominating committee. Actions taken by these committees are reported to the board of directors at the next board meeting. All directors attended at least 75 percent of the meetings of the board of directors and of all committees of which they were members.

     The audit committee members are Stanley K. Hathaway, chairman, Randolph M. Ferlic, Eugene C. Fiedorek, W. Brooks Fields and Robert V. Gisselbeck. The audit committee reviews with the independent accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company's independent accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company's financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company's independent accountants and their engagement or discharge. During the last fiscal year there were four meetings of the audit committee.

     The management development and compensation committee members are Frederick
M. Bohen, chairman, Virgil B. Day, John A. Kocur and Joseph A. Rice. The committee reviews the Company's management resources and structure, and administers the Company's compensation programs and retirement, stock purchase and similar plans. The committee held five meetings during 1995.

     In February 1996, the board of directors established a stock option plan committee and elected as members Frederick M. Bohen, chairman, and Joseph A. Rice. The duties of the stock option plan committee include the grant and administration of options under the Company's stock option plans.

     The executive committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, and Raymond Plank. The executive committee is vested with the authority to exercise the full power of the board of directors, within the policies established by the board of directors, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, it may be vested with specific power and authority by resolution of the board of directors. The executive committee did not meet during 1995.

     The nominating committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, and Raymond Plank. The duties of the nominating committee include recommending to the board of directors the slate of director nominees submitted to the shareholders for election at the annual meeting, and proposing qualified candidates to fill vacancies on the board of directors without regard to race, sex, age, religion or physical disability. The nominating committee met once during 1995.

     Shareholders wishing to recommend candidates for consideration by the nominating committee should forward written recommendations, together with appropriate biographical information and details of qualifications, to the corporate secretary of the Company. In order to be considered, recommendations must be received by the deadline for submitting shareholder proposals set forth under the heading "Shareholder Proposals."

                             DIRECTOR COMPENSATION

     Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. Non-employee directors were paid an annual retainer of $20,000, plus $1,000 for each board of directors or committee meeting attended during 1995, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairmen of each committee receive $4,000 annually for chairing their respective committees.

     Non-employee directors are eligible to participate in the Apache Corporation Director's Deferred Compensation Plan under which they can elect to defer receipt of all or any portion of their retainers or meeting fees. Deferred amounts are maintained in separate accounts and are credited interest equal to the Company's rate of return on its short-term marketable securities. Amounts are paid out upon the director's retirement in two lump sums or ratably over ten years. There were no deferrals under the plan during 1995.

     An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director's surviving spouse until the earlier of the termination of the payment period or the death of the surviving spouse. There were no benefits paid under this plan during 1995.

     The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the management development and compensation committee. Each non-employee director will be awarded 1,000 restricted shares of the Company's common stock every five years, beginning July 1, 1994. The shares vest at a rate of 200 shares annually, with unvested shares forfeited upon resignation or retirement from the board. Awards are made from treasury stock and are automatic and non-discretionary. New directors will receive 1,000-share awards on the July 1 next succeeding their election to the board. All shares awarded under the plan have full dividend and voting rights. The plan expires July 1, 2009, with a maximum of 50,000 shares that may be awarded during the term of the plan. On July 1, 1994, the first restricted stock award of 1,000 shares of the Company's common stock was made to each of the Company's non-employee directors, pursuant to terms of the plan. No awards were made under the plan during 1995.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth, as of February 29, 1996, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                                                                      AMOUNT
                                                                       AND
                                                                      NATURE             PERCENT
                                                                        OF                 OF
                                                                     BENEFICIAL           CLASS
  TITLE OF CLASS               NAME OF BENEFICIAL OWNER              OWNERSHIP(1)       OUTSTANDING
------------------   ---------------------------------------------   ------------       -----------
Common Stock, par
  value $1.25        Frederick M. Bohen...........................      3,649(2)           *
                     Virgil B. Day................................    130,438(2)(3)        *
                     G. Steven Farris.............................     87,692(4)(5)        *
                     Randolph M. Ferlic...........................    220,013(2)(6)        *
                     Eugene C. Fiedorek...........................      4,000(2)           *
                     W. Brooks Fields.............................     27,312(2)(7)        *
                     Robert V. Gisselbeck.........................     37,893(2)           *
                     Stanley K. Hathaway..........................      7,109(2)           *
                     John A. Kocur................................     40,130(2)(8)        *
                     Mary Ralph Lowe..............................      5,700              *
                     Raymond Plank................................    211,237(4)(5)        *
                     Joseph A. Rice...............................      5,000(2)           *
                     James R. Bauman..............................     52,658(4)           *
                     H. Craig Clark...............................     14,603(4)(5)        *
                     Floyd R. Price...............................     15,371(4)(5)        *
                     All directors, nominees, and executive
                     officers as a group (including the above
                     named persons)...............................   1,120,765(4)(5)    1.45

---------------

 *  Represents less than one percent of the outstanding shares.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes 1,000 shares of restricted stock awarded in 1994 under the Company's equity compensation plan for nonemployee directors.

(3) Includes 1,100 shares owned by Mrs. Day.

(4) Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days: Mr. Farris -- 56,875; Mr. Plank -- 52,500; Mr. Bauman -- 41,125; Mr. Clark -- 8,500; Mr.
    Price -- 9,750; and all directors and executive officers as a group -- 315,625.

(5) Includes units held by the trustee of the Company's Retirement/401(k) Savings Plan equivalent to the following shares: Mr. Farris -- 14,317; Mr. Plank -- 1,115; Mr. Clark -- 5,103; Mr. Price -- 5,121; and all directors and executive officers as a group -- 64,460.

(6) Includes 17,500 shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 6,000 shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 1,700 shares held by Dr. Ferlic's mother, daughters, son and grandchildren, as to which he disclaims beneficial ownership.

(7) Includes 10,868 shares owned by Mrs. Fields.

(8) Includes 3,940 shares owned by Mrs. Kocur.

     The following table sets forth the only persons known to the Company, as of February 29, 1996, to be the owner of more than five percent of outstanding shares of the Company's common stock, according to reports filed with the
Commission:

                                                                     AMOUNT
                                                                      AND
                                                                     NATURE             PERCENT
                                                                       OF                  OF
                                                                    BENEFICIAL            CLASS
  TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP          OUTSTANDING
------------------   --------------------------------------------   ----------         -----------
Common Stock,
  par value $1.25    Merrill Lynch & Co. Inc.....................   5,615,783(1)        7.25
                     World Financial Center, North Tower
                     250 Vesey Street
                     New York, New York 10281

                     FMR Corp....................................   4,454,373(2)(3)     5.75
                     82 Devonshire Street
                     Boston, MA 02109-3614

                     College Retirement Equities Fund............   3,973,088(4)        5.13
                     TIAA Separate Account VA-1
                     730 Third Avenue
                     New York, NY 10017

---------------

(1) As of December 31, 1995, based on information contained in a Schedule 13G filed with the Commission, dated January 25, 1996.

(2) As of December 31, 1995, based on information contained in a Schedule 13G filed with the Commission, dated February 14, 1996.

(3) Does not include 894,462 shares held by Fidelity Management Trust Company ("FMTC") as trustee of the Company's Retirement/401(k) Savings Plan. FMTC is a wholly-owned subsidiary of FMR Corp.

(4) As of December 31, 1995, based on information contained in a Schedule 13G filed with the Commission, dated February 1, 1996.

     In February 1990, Bijan Mossavar-Rahmani, president and a former employee of Apache International, Inc., was granted 250 shares of Apache International's common stock, representing five percent of the outstanding shares of Apache International, pursuant to the terms of the Apache International Common Stock Award Plan. No voting rights relating to the Company's common stock are associated with such Apache International stock.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, as well as beneficial owners of ten percent or more of the Company's common stock, to report their holdings and transactions in the Company's securities. Based solely on written representations from the Company's directors and officers and a review of the copies of reports furnished to the Company pursuant to Section 16(a), it appears that Roger Plank, an officer of the Company, filed one late report relating to a gift of shares.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Certain biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the captions "Continuing Directors" and "Information about Nominees for Election as Directors."

     JAMES R. BAUMAN, 60, was senior vice president--business development from May 1994 until his retirement in March 1996, and had been vice president--business development of the Company since 1988. He served as vice president--corporate development of the Company from 1986 to 1988, and vice president of the Company's Wyoming operations from 1983 to 1986.

     H. CRAIG CLARK, 39, has been vice president--North American production since May 1994. He was general manager of the Company's southern division from 1993 to 1994, and was production manager of the Company's Gulf Coast Region from 1989 to 1993.

     LISA A. FLOYD, 38, has been vice president--technical services since January 1995, having been general manager--technical services of the Company since May 1994. Ms. Floyd has held positions of increasing responsibility in the reservoir engineering area since joining the Company in 1984.

     MARK A. JACKSON, 40, was appointed vice president and chief financial officer in March 1996, having been vice president--finance since May 1994. He was vice president and chief accounting officer of the Company from January 1994 to April 1994, and vice president and controller of the Company from 1988 to 1993. Prior to joining the Company, Mr. Jackson was employed by Maxus Energy Corporation, a Dallas-based oil and gas company, from 1984 to 1988 in various positions, most recently as assistant controller.

     JON A. JEPPESEN, 48 has been vice president--North American exploration and development since May 1994, having been manager of the Company's offshore exploration and development since joining the Company in 1993. Prior to that, he was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992, and regional exploration manager for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1987 to 1989.

     ZURAB S. KOBIASHVILI, 53, has been vice president and general counsel of the Company since March 1994. From March 1991 through February 1994, he was with Falcon Seaboard Resources, Inc., a privately-held company involved in the development, construction and operation of electric cogeneration power plants, and in oil and gas exploration and production, initially as a legal consultant and from July 1993 as vice president and general counsel. Mr. Kobiashvili was vice president and general counsel for Conquest Exploration Company, Houston, Texas, from 1984 to 1991.

     ANTHONY R. LENTINI, JR., 46, has been vice president--public and international affairs since January 1995. Prior to joining the Company, he was vice president of public affairs for Mitchell Energy & Development Corp., The Woodlands, Texas, from 1988 through 1994.

     CLYDE E. MCKENZIE, 48, was vice president and treasurer from 1988 to March 1996, and served as the Company's vice president--acquisitions from 1987 to 1988. Prior to that, Mr. McKenzie was senior vice president and manager for the Energy Banking Group, First Interstate Bank of Denver, Colorado, from 1983 to 1987.

     THOMAS J. MULKEY, 48, was vice president--marketing from August 1994 through December 1995. Prior to joining the Company, he was president and chief executive officer of Municipal Gas Authority of Georgia, Atlanta, Georgia, from 1988 to 1994, and vice president of marketing for El Paso Natural Gas Company, El Paso, Texas, from 1987 to 1988. In October 1995, Mr. Mulkey became president and chief operating officer of Producers Energy Marketing, LLC (also known as "ProEnergy"), a joint-venture natural gas marketing company in which the Company holds a majority interest.

     ROGER B. PLANK, 39, was appointed vice president--planning and business development in March 1996, having been vice president--corporate planning since May 1994. He was the Company's vice president--external affairs from 1993 to April 1994, vice president--corporate communications from 1987 to 1993, director--corporate communications from 1985 to 1987, and an investment representative for Apache Programs, Inc., a wholly-owned subsidiary of the Company, from 1981 to 1985. Roger Plank is the son of Raymond Plank.

     FLOYD R. PRICE, 46, has been vice president--international exploration and production since December 1994. He served as exploration manager from 1991 to 1994, and geologic manager from 1990 to 1991, for the Company's Midcontinent Region. Prior to that, Mr. Price was vice president of exploration and development from 1988 to 1989, and vice president of mid-continent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas, Texas.

     ROGER B. RICE, 51, has been vice president--human resources and administration since December 1993, having been vice president--human resources of the Company since 1992. He was managing consultant, Barton Raben, Inc., an executive search firm, from 1989 to 1992. Mr. Rice was a partner in Chancellor Properties, a real estate consulting firm, from 1986 to 1989, and was vice president--administration for Superior Oil Company from 1980 to 1985.

     R. KENT SAMUEL, 42, was controller and chief accounting officer from July 1994 through December 1995, and had been controller since joining the Company in April 1994. Prior to that, from 1993 to 1994, he was vice president and chief financial officer for Aquila Energy Corp., Omaha, Nebraska, and was vice president, finance and treasurer from 1991 to 1993, and controller from 1984 to 1991, for Pacific Enterprises Oil Company, Dallas, Texas. In October 1995, Mr. Samuel became vice president, chief financial officer and treasurer of ProEnergy.

     THOMAS L. MITCHELL, 35, was appointed controller and chief accounting officer in February 1996. He was director of natural gas marketing for the Company from August 1990 through January 1996, and served as accounting manager for the Company's Gulf Coast operations from February 1989 through July 1990. Prior to joining the Company, Mr. Mitchell was a manager with Arthur Andersen & Co., an independent public accounting firm, from 1982 through 1988.

     CHERI L. PEPER, 42, was appointed corporate secretary of the Company in May 1995, having been assistant secretary since October 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (now PanEnergy Corp) since 1988.

     MATTHEW W. DUNDREA, 42, was appointed treasurer in March 1996, having been assistant treasurer since joining the Company in December 1994. Prior to that, he was assistant treasurer from 1991 to 1994, manager--cash management from 1986 to 1991, and manager--economic analysis from 1984 to 1986, for Union Texas Petroleum Holdings, Inc., Houston, Texas.

                           SUMMARY COMPENSATION TABLE

     The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with Commission rules relating to disclosure of executive compensation. The persons included in this table are the Company's chief executive officer and the four other most highly compensated executive officers who were serving as executive officers of the Company at the end of the last completed fiscal year.


                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                 ANNUAL COMPENSATION           ---------------
                                          ----------------------------------       AWARDS
                                                                   OTHER       ---------------
                                                                   ANNUAL        SECURITIES       ALL OTHER
                                          SALARY     BONUS      COMPENSATION     UNDERLYING      COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR     ($)     ($)(1)          ($)        OPTIONS/SARS(#)       ($)
---------------------------------  ----   -------   -------     ------------   ---------------   ------------
Raymond Plank....................  1995   650,016   187,200             0           40,000(2)       120,422(3)
  Chairman of the Board and        1994   614,588   353,500             0           30,000(2)       107,495(3)
  Chief Executive Officer          1993   604,168   283,200             0           45,000(2)       104,879(3)

G. Steven Farris.................  1995   350,016   100,800             0           21,000(2)        61,274(3)
  President and Chief              1994   281,253   160,600             0           65,000(2)        43,852(3)
  Operating Officer                1993   235,420   103,900             0           10,000(2)        42,703(3)

James R. Bauman..................  1995   185,000   148,000             0            7,500(2)       432,600(4)
  Senior Vice President,           1994   176,250   170,000             0            7,500(2)        29,445(3)
  Business Development             1993   165,000    72,100             0            8,000(2)        29,844(3)

H. Craig Clark...................  1995   182,500   125,000             0            8,500(2)        35,100(3)
  Vice President,                  1994   165,125   110,000             0            7,000(2)        51,159(5)
  North American Production        1993   143,988    92,000             0            3,500(2)        29,086(3)

Floyd R. Price...................  1995   175,000   120,000         4,047(6)         8,000(2)        54,898(7)
  Vice President,                  1994   143,417    90,000             0            7,000(2)        28,120(3)
  International Exploration        1993   132,750   101,000             0            3,500(2)        26,910(3)
  and Production

---------------
 (1) Includes amounts awarded under the Company's incentive compensation plan for performance in the year indicated.

 (2) Shares of the Company's common stock subject to options awarded during 1995, 1994 and 1993. Such stock options were granted on August 23, 1995 under the terms of the 1995 Stock Option Plan (the "1995 Plan"), and on December 8, 1994, May 5, 1994, and May 6, 1993 under the terms of the 1990 Stock Incentive Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options previously granted to any of the named executive officers.

 (3) Represents Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan.

 (4) Includes $42,600 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and, pursuant to the terms of Mr. Bauman's consulting arrangement, amounts aggregating $390,000 to be paid over a four-year period ending in March 2000. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

 (5) Includes $31,544 in Company contributions under the Company's Retirement/401(k) Savings Plan; and $19,615 for accrued, unused vacation.

 (6) Reimbursement for the payment of taxes on all reimbursed relocation expenses and relocation payments.

 (7) Includes $33,072 in Company contributions under the Company's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $11,225 in aggregate relocation and temporary living expenses reimbursed in connection with move to Houston, Texas; and $10,601 for accrued, unused vacation.

                            OPTION/SAR GRANTS TABLE

     The table below provides supplemental information relating to the Company's grants of options during 1995 to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant's exercise price and expiration date. There were no stock appreciation rights ("SARs") granted during the last fiscal year. Also included in compliance with Commission rules on disclosure of executive compensation is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              -----------------------------------------------------------
                               NUMBERS OF       PERCENT OF
                               SECURITIES         TOTAL
                               UNDERLYING      OPTIONS/SARS      EXERCISE
                              OPTIONS/SARS      GRANTED TO       OR BASE                       GRANT DATE
                                GRANTED        EMPLOYEES IN       PRICE        EXPIRATION       PRESENT
            NAME               (#)(1)(2)       FISCAL YEAR      ($/SH)(3)         DATE        VALUE($)(4)
----------------------------  ------------     ------------     ----------     ----------     ------------
Raymond Plank...............    40,000/0          10.08/0          27.25        8/23/2005        566,680
G. Steven Farris............    21,000/0           5.29/0          27.25        8/23/2005        297,507
James R. Bauman.............     7,500/0           1.89/0          27.25        8/23/2005        106,253
H. Craig Clark..............     8,500/0           2.14/0          27.25        3/23/2005        120,420
Floyd R. Price..............     8,000/0           2.02/0          27.25        8/23/2005        113,096

---------------
(1) Number of shares of the Company's common stock subject to options granted August 23, 1995, under the terms of the 1995 Plan. Options are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery of already-owned shares of the Company's common stock. Options granted under the 1995 Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

    If there is a change in control of the Company, the stock option plan committee may accelerate the exercise date of any outstanding options; make any outstanding options fully vested and exercisable; grant a cash bonus award to any participant in an amount necessary to pay the exercise price of all or any portion of the options then held by the participant; pay cash to any or all participants (in exchange for the cancellation of their outstanding options) in an amount equal to the difference between the exercise price of the options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellations, or make any other adjustments or amendments to the outstanding options.

    A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company's outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company's voting securities, the Company's board of directors by majority vote designates the person, partnership or corporation as an approved acquirer and resolves that a change in control will not have occurred.

(2) There were no SARs granted during 1995. There were no adjustments or amendments during 1995 to the exercise price of stock options previously granted to any of the named executive officers.

                                         (footnotes continued on following page)

(3) Based on the closing market price per share of the Company's common stock on the date of grant, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options, using the following assumptions:
    volatility -- 35.72 percent; risk free rate of return -- 6.27 percent; dividend yield -- 1.03 percent; and time of exercise -- end of term. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The table below provides supplemental information relating to the value realized upon the exercise of stock options during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options held at year-end. Year-end values are based arbitrarily on the Company's closing market price at December 29, 1995, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options, and should not be considered indicative of future stock performance. There were no SARs settled during the last fiscal year and no SARs were outstanding at year-end 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                         NUMBER OF           VALUE OF
                                                                         SECURITIES         UNEXERCISED
                                                                         UNDERLYING        IN-THE-MONEY
                                                                        UNEXERCISED        OPTIONS/SARS
                                                                        OPTIONS/SARS         AT FY-END
                                                                         AT FY-END        ---------------
                                SHARES ACQUIRED                        --------------      EXERCISABLE/
                                  ON EXERCISE       VALUE REALIZED      EXERCISABLE/       UNEXERCISABLE
              NAME                  (#)(1)              ($)(2)         UNEXERCISABLE          ($)(3)
-----------------------------------------------     --------------     --------------     ---------------
Raymond Plank
     Options....................        0                  0            52,500/97,500     388,125/382,500
     SARs.......................        0                  0                 0/0                0/0

G. Steven Farris
     Options....................        0                  0            56,875/78,625     591,969/241,906
     SARs.......................        0                  0                 0/0                0/0

James R. Bauman
     Options....................        0                  0            41,125/19,875     494,297/ 80,266
     SARs.......................        0                  0                 0/0                0/0

H. Craig Clark
     Options....................        0                  0             8,500/16,750      68,063/ 54,813
     SARs.......................        0                  0                 0/0                0/0

Floyd R. Price
     Options....................        0                  0             9,750/16,250      85,969/ 56,781
     SARs.......................        0                  0                 0/0                0/0

---------------

(1) Number of shares with respect to which stock options were exercised during 1995.

(2) Fair market value on date of exercise minus the exercise price of stock options.

(3) Based on the closing market price of $29.50 per share of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 29, 1995.

                           THE MANAGEMENT DEVELOPMENT
                       AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     This report is issued by the management development and compensation committee of the board of directors to set out the executive compensation policies and programs of the Company.

     The objective of the Company's executive compensation program is to attract and retain executives capable of leading the Company in a complex, competitive and changing industry. A capable, highly-motivated senior management is an integral part of the Company's continued success. The Company's financial performance is in large part due to the talent and efforts of the Company's executive officers. The program ties a significant portion of executive compensation to the Company's success, and is primarily comprised of a base salary, an incentive bonus, and a long-term incentive component.

                                  BASE SALARY

     The committee believes that the most effective way to compete in the executive labor market is to offer executives a competitive base salary. To achieve this balance, the committee analyzes each executive's compensation using a four-step process. First, the key executive positions within the Company are defined carefully in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions to establish a logical relationship among them. Third, the committee identifies the Company's direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data about the identified companies from independent, national executive compensation consultants with expertise in salary and incentive plan structure. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys, to establish relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall within the 50th to 75th percentiles of executive salaries paid by comparable companies, and for 1995 they generally correspond to that range. The committee sets each executive's salary within this range, taking into account the individual's contribution to the Company's success, how well the individual's responsibilities are fulfilled, the individual's specific performance, growth in qualifications for the individual's job, and other relevant aspects of performance.

     Base salaries of all executives are generally reviewed every 12 to 24 months. Salary adjustments are made within updated, market-confirmed salary ranges according to the committee's assessment of the executive's individual performance and the performance of the Company as a whole. However, changes in the circumstances of a particular executive can prompt an interim compensation adjustment. In 1995, the committee retained the services of an outside compensation consultant, who was proposed by management and approved by the committee, to review the base salaries of the Company's executives and confirm that the salaries correspond to the 50th to 75th percentile target ranges of comparable companies. Such review includes comparative data from part but not all of the companies comprising the Secondary Oils Index reflected in the stock performance chart set forth below, as some of those companies have integrated operations or operate in diversified industries. Based on the factors discussed above and taking the outside consultant's review into consideration, nine of the Company's officers received increases in compensation during 1995 to reflect market changes and increased responsibilities resulting from internal corporate restructuring. Each of the executives named in the Summary Compensation Table, except Mr. Plank, received an increase in base salary during 1995.

                                INCENTIVE BONUS

     Executives are eligible to receive an annual incentive bonus tied directly to the Company's annual financial performance and achievement of the executive's personal objectives. In the early months of each year, the committee establishes specific annual corporate performance factors, and the executive officers submit personal goals relating to cost reduction, operational improvements or other objectively determinable goals. Personal goals must be approved by executive's superior and the committee as a whole. Corporate performance factors are approved by both the committee and the full board of directors. In 1995, 75 percent of each executive's bonus depended upon the Company's achievement of the specified corporate performance factors, with intermediate factors ranging from zero if the minimum factors established were not met, to 125 percent if the maximum performance factors were achieved. The remaining 25 percent of each executive's bonus depended upon the percentage of the executive's personal goals which were successfully accomplished, as well as the Company's achievement of the corporate performance factors. The Company's incentive compensation plans effectively correlate a large portion of executive compensation to predetermined, objectively determinable financial and managerial goals designed to translate into shareholder value. Committee policy provides for bonuses targeted at 50 percent of each executive's base salary, subject to corporate performance.

     Executive bonuses paid in 1996 were based on management's achievement during 1995 of the corporate performance factors established by the committee relating to earnings per share, cash flow per share, ratio of debt to total capitalization, and other performance-related measures. The committee set the performance factors for an achievement level of 100 percent as follows: $.70 per share for earnings per share (excluding the effect of certain merger costs); $5.33 per share for cash flow per share; a ratio of debt to total capitalization of less than 50 percent; and $200 million of property sales. The Company reported earnings of $.40 per share (excluding the effect of certain merger costs), and generated a record $356 million in cash flow for the year, or $4.96 per share. At year end, the Company's balance sheet reflected a debt to total capitalization ratio of 49.6 percent and the sale or other disposition of oil and gas properties valued at $272 million. Management's achievement of these corporate performance factors during the year represented attainment of 76.8 percent of the corporate performance factors.

     In addition to the Company's regular incentive compensation plan, the committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses reflect the committee's decision to reward any executive who, through extraordinary effort, has substantially benefited the Company and its shareholders during the year. The bonuses are awarded only in exceptional circumstances and are in amounts relative to the benefit provided to the Company. No special achievement bonuses were awarded or paid during 1995 to any executive officers.

                              LONG-TERM INCENTIVE

     A long-term incentive in the form of common stock options serves to align the interests of executive officers with the Company's shareholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its common stock. Options granted to executives benefit the executive only if shareholders benefit from appreciating stock prices. Individual grants are proportionate to each executive's base salary and are targeted at the 50th percentile of similar plans maintained by comparable companies, taking into account options previously granted. All options vest over four years and have an exercise price equal to the per share closing market price of the Company's common stock on the date of grant.

     In 1995, the Company's executives received stock option grants under the Company's 1995 Stock Option Plan. The grants to the Company's officers named in the Summary Compensation Table presented above are reflected in the Option/SAR Grants Table.

                            CHIEF EXECUTIVE OFFICER

     Raymond Plank, the Company's chief executive officer, directs Apache's intensive, on-going programs to monitor, analyze and respond creatively to the changes and new requirements in the oil and gas industry. His activities include leadership of the Company's active acquisition program, and maintenance of sound business relationships with the management of many of the nation's large oil and gas companies. These relationships are important to Apache's acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefits. Mr. Plank has also been responsible for the Company's developing interest and successful exploration efforts going forward in Canada and international areas such as Australia, Egypt, China, Indonesia and the Ivory Coast. As an active chief executive, he oversees all of the Company's major business units and guides and develops Apache's senior management. Reporting directly to Mr. Plank during 1995, were the president, the vice president and treasurer, the vice president -- finance, the vice president and general counsel, the vice president -- public and international affairs, and the director -- investor relations.

     Mr. Plank's base salary, incentive bonus and long-term incentive are determined in the same manner as is the compensation for the Company's other executive officers and are reflected in the Summary Compensation Table above. His last base salary adjustment was effective January 1, 1992; and his bonus paid in 1996 was based on the Company's 1995 performance, as discussed above. Mr. Plank, as the Company's most senior executive officer, prepares his personal goals with the consultation of the committee, and periodically reports to the committee on his progress toward the achievement of his goals. Mr. Plank's employment agreement prohibits the reduction of his salary below a specified amount. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Mr. Plank's 1995 base salary was within the committee's percentile targets and took into account the following: Mr. Plank's active role in the Company's management and leadership of successful acquisitions; the Company's financial performance during 1994; the challenges and expectations for the Company in 1995; Mr. Plank's recognized stature as a spokesman for the oil and gas industry; and his role as a Company founder and 41 years of service as the Company's senior executive officer. Mr. Plank's bonus represented 57.6 percent of his eligible bonus amount under the incentive compensation plan, reflecting the Company's overall achievement of 76.8 percent of the corporate performance factors and his election not to accept the bonus amount related to accomplishment of personal goals.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its four most highly compensated executive officers (other than the chief executive officer). In December 1995, the Internal Revenue Service issued final regulations implementing the legislation, with the regulations effective as of January 1, 1994. Certain performance-based compensation is specifically exempt from the limit if it meets the requirements contained in these final regulations. The committee has reviewed the Company's compensation plans based upon these regulations and will determine what further actions or changes to the Company's compensations plans, if any, are appropriate. The Company anticipates no loss of deductibility attributable to compensation paid or accrued in 1995.

     Grants of stock options made under the Company's 1990 Stock Incentive Plan or under the Company's 1995 Stock Option Plan qualify as "performance-based" under the regulations. The Company's existing incentive compensation plans and special achievement bonuses do not currently meet the requirements of the regulations, although they are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company's goals, which in turn enhances shareholder value. While the committee cannot predict with certainty how the Company's compensation policy will be impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to any of the Company's compensation plans which do not meet the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

                                    SUMMARY

     According to information provided to the committee by its independent compensation consultant, the amount of the Company's cash compensation paid to all of its executive officers during 1995 was in approximately the 75th percentile of all comparable companies. As shown on the Performance Graph following this report, the shareholders have received a rewarding cumulative annual return over the last five years, with the Company's common stock significantly outperforming the Dow Jones Secondary Oil Stock Index and substantially equaling the performance of the Standard & Poor's Composite 500 Stock Index. These are visible measures of management's enhancement of shareholder value. Viewed in light of the Company's performance, the committee believes that its current executive compensation policy is successful in providing shareholders with talented, dedicated executives at competitive compensation levels.

February 8, 1996                          Management Development and
                                          Compensation Committee

                                          Frederick M. Bohen
                                          John A. Kocur
                                          Virgil B. Day
                                          Joseph A. Rice

                               PERFORMANCE GRAPH

     The following stock price performance graph is included in accordance with the Commission's executive compensation disclosure rules and is intended to allow shareholders to review the Company's executive compensation policies in light of corresponding shareholder returns, expressed in terms of the appreciation of the Company's common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Stock Index and of the Dow Jones Secondary Oils Stock Index from December 31, 1990 through December 31, 1995.

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                          S & P'S     DJ SECONDARY
                                          APACHE       COMPOSITE 500   OILS STOCK
YEAR ENDED DECEMBER 31,                 CORPORATION     STOCK INDEX       INDEX
1990                                       100             100             100
1991                                       111             130              98
1992                                       133             140              99
1993                                       167             155             110
1994                                       181             156             106
1995                                       216             215             123

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Raymond Plank serves the Company under an employment agreement entered into on December 3, 1975, and amended and restated in 1990. The agreement has an undefined term and is terminable at will by the Company's board of directors. Mr. Plank's annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as director and chief executive officer is terminated by the board of directors, Mr. Plank will serve as advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement, and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank which pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of the Company's competitors for the entire period covered by the agreement. Upon Mr. Plank's death, an amount equal to two times his then-current annual executive or advisory compensation, as appropriate, shall be paid to (i) his surviving spouse in equal monthly installments over five years, or (ii) if he has no surviving spouse, in a lump sum to his estate.

     Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which he receives a current annual salary of $350,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris' employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (i) an amount equal to his base salary as it existed 60 days prior to termination and (ii) 50 percent of the maximum amount for which he qualified under the Company's incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris' death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of the Company's competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

     Prior to his retirement in March 1996, Mr. Bauman was the Company's senior vice president -- business development. At the Company's request, he has agreed to serve the Company in a non-executive, consulting capacity through March 31, 2000, and will receive during that period $97,500 per year, or an aggregate of approximately $390,000. Under the consulting arrangement, Mr. Bauman (i) receives medical, dental and life insurance benefits until age 65, on the same terms as are extended to the Company's executives, and (ii) has agreed not to render service, without the prior written consent of the Company, to any of the Company's competitors or otherwise compete with the Company during the consulting period. In addition, Mr. Bauman was granted SARs in March 1996, effective July 1996, relating to 23,000 shares of the Company's common stock at SAR prices ranging from $26.625 to $27.25.

     In addition to the foregoing, the Company has established an income continuance plan, pursuant to which all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years if their employment is terminated as a result of a "change in control" of the Company, as defined in the plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Frederick M. Bohen, Virgil B. Day, John A. Kocur and Joseph A. Rice served on the management development and compensation committee of the Company for the past fiscal year.

     Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur and his spouse receive health, dental and vision benefits throughout his life.

                CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     The law firm of Vedder, Price, Kaufman, Kammholz & Day, of which Mr. Day, a continuing director of the Company, is a senior partner, was retained by the Company during 1995 to provide certain legal services and was paid approximately $38,000 by the Company during 1995.

     In the normal course of business, Apache paid to Maralo, Inc. ("Maralo") during 1995 approximately $157,600 for drilling and workover costs and routine expenses relating to eight oil and gas wells in which Apache owns interests and for which Maralo is operator, and Apache received in 1995 approximately $100,500 for its proportionate share of revenues from such wells. During 1995, Apache paid approximately $900 to Maralo relating to three oil and gas wells in which Maralo has royalty interests and for which the Company is operator. Mary Ralph Lowe, nominee for election to the Company's board of directors, is president, chief executive officer and sole shareholder of Maralo.

     The Company entered into a stock purchase agreement with the Ucross Foundation, dated as of January 18, 1995, whereby the Company sold to the Ucross Foundation all of the issued and outstanding capital stock of Ucross Land Company, a corporation formed under the laws of the State of Delaware, for a sale price of $4,576,315. Ucross Land Company is the holder of certain real property and fixed assets located in Johnson and Sheridan Counties, Wyoming, and was, prior to the closing of this transaction, a wholly-owned subsidiary of the Company. The sale price was determined using a marketing analysis dated July 30, 1994 and an appraisal dated November 30, 1994, both prepared by Agricultural and Land Professionals, Inc., Lakewood, Colorado, and the balance sheet of Ucross Land Company. Mr. Plank and Mr. Bauman, two of the persons named in the Summary Compensation Table above, serve as members of the board of trustees and as officers of the Ucross Foundation, for which they receive no compensation.

     In October 1995, wholly-owned affiliates of each of the Company, Oryx Energy Company and Parker & Parsley Petroleum Company formed ProEnergy, a natural gas marketing company designed to sell producer-owned gas directly into the marketplace. Once fully operational (which is expected to occur in the second quarter of 1996), ProEnergy will purchase and market substantially all of the Company's domestic natural gas production pursuant to a gas purchase agreement having an initial term of ten years, subject to earlier termination following specified events. As noted under "Executive Officers of the Company" above, Messrs. Mulkey and Samuel recently resigned as officers of the Company in order to serve as officers of ProEnergy. In connection with their leaving the Company to join ProEnergy and thereby foregoing certain Apache employee benefits, Messrs. Mulkey and Samuel were granted SARs effective April 1996, relating to respective totals of 22,500 shares and 14,400 shares of the Company's common stock at SAR prices ranging from $24.375 to $27.25.

         APPROVAL OF AMENDMENTS TO THE 1990 STOCK INCENTIVE PLAN AND TO
                           THE 1995 STOCK OPTION PLAN

                         (PROPOSAL NO. 2 ON PROXY CARD)

     The board of directors recommends that the shareholders of the Company approve the proposed amendments (the "Amendments") to the Apache Corporation 1990 Stock Incentive Plan (the "1990 Plan") and to the Apache Corporation 1995 Stock Option Plan (the "1995 Plan") (together, the "Plans"). The affirmative vote of the holders of a majority of the shares of the Company's common stock voted, in person or by proxy, and entitled to vote at the 1996 annual meeting is required to approve the Amendments to the Plans.

PROPOSED AMENDMENTS TO THE PLANS

     If the Amendments are approved by the Company's shareholders, the Plans would provide as follows:

          (i) In the event of a participant's death while still employed by the Company, each of the participant's stock options shall become fully vested and exercisable, including any increment of the participant's stock options not already exercisable at the time of death. Presently, the Plans provide that, in the event of death, the participants options are exercisable only to the extent that the options had become exercisable on or before the date of the participant's death.

          (ii) In the event of a participant's death during the 36-month period after retirement, the participant's vested options may be exercised by the appropriate person(s) within twelve months following the participant's death or within 36 months after retirement, whichever is later. Presently, the Plans provide that, in the event of death during the 36-month period after retirement, the participant's vested options may not be exercised beyond such 36-month period.

          (iii) In the event of a participant's death during the twelve-month period after disability, the participant's vested options may be exercised by the appropriate person(s) within twelve months following the participant's death. Presently, the Plans provide that, in the event of death during the twelve-month period after disability, the participant's vested options may not be exercised beyond twelve months after disability.

     The Amendments to the Plans were adopted by the board of directors on February 9, 1996, subject to approval by shareholders at the next annual meeting. The Amendments are conditional upon, and are of no force and effect unless they receive, approval by the requisite vote of shareholders. The Company believes that the benefits provided under the Plans are not materially increased by the proposed Amendments.

     The 1990 Plan was approved by the Company's shareholders at the 1991 annual meeting, and an increase in the number of shares of the Company's common stock subject to the terms of the 1990 Plan was approved by the shareholders in 1993. The 1995 Plan was approved by shareholders at the 1995 annual meeting, after which time no further grants were made under the 1990 Plan.

MATERIAL FEATURES OF THE PLANS

     Stock options granted under the Plans provide the participant the right to purchase a specified number of shares of the Company's common stock at some time in the future at a price not less than the fair market value of the stock on the date the option is granted. The terms and conditions of grants under the Plans, including number of options granted, number of shares subject to each option, expiration and exercise price, are determined by the stock option plan committee at the time of grant. The 1995 Plan, however, does establish that no eligible employee may be granted options which in the aggregate pertain to in excess of 25 percent of the shares of the Company's common stock authorized for issuance under the 1995 Plan. Each option granted under the Plans becomes exercisable in 25-percent increments on each of the next four anniversaries of the date the option is granted. Each 25-percent increment becomes exercisable only if the participant has been continuously employed by the Company from the date the option is granted through the date on which each additional 25-percent increment becomes exercisable. If, however, there is a reorganization, liquidation or change in control of the Company (as defined in the Plans), the Committee may take certain actions including, without limitation, acceleration of vesting. Options are generally nontransferable and are designated as non-qualified stock options under Section 422 of the Internal Revenue Code. Options may be exercisable for a maximum of ten years. The exercise price is payable in either cash, by delivery of already-owned shares of the Company's common stock with a fair market value equal to the exercise price, or a combination thereof.

     Through 1995, the Plans were administered by the management development and compensation committee of the board of directors. Beginning in 1996, the Plans are administered by the stock option plan committee (the "Committee") of the Company's board of directors composed of "outside directors" pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and "disinterested directors" pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee selects the participants who will receive awards pursuant to the 1995 Plan, is authorized to adopt rules, guidelines and practices governing the Plans, and is authorized to interpret the provisions of the Plans and any related agreements. The decisions of the Committee are final.

     The 1995 Plan empowers the Committee, from time to time during a period of five years following May 4, 1995, unless earlier terminated by the board of directors, to grant stock options to eligible employees of the Company and its subsidiaries. Following shareholder approval of the 1995 Plan, the 1990 Plan was terminated early, subject to the options outstanding thereunder, and no further grants were made under the 1990 Plan. The maximum number of shares of the Company's common stock available for issuance under the 1995 Plan, as well as the shares subject to outstanding options granted under the terms of the 1990 Plan, are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

     The board of directors may at any time terminate the 1995 Plan, and may from time to time amend the Plans. No amendment may become effective without approval of such amendment by the shareholders, if shareholder approval is required by statutes or regulations, or if the Company determines that shareholder approval is otherwise necessary or desirable. Following shareholder approval of the 1995 Plan, the 1990 Plan was terminated early, subject to the options outstanding thereunder, and no further grants were made under the 1990 Plan. Unless earlier terminated, options may be granted under the 1995 Plan until May 4, 2000.

     Currently, there are approximately 135 employees eligible for awards under the 1995 Plan. Mr. Plank and Mr. Farris, both of whom serve as officers and directors of the Company, are eligible to receive future grants under the 1995 Plan.

BENEFITS UNDER THE 1990 PLAN AND THE 1995 PLAN

     Future benefits to be received by participants under the terms of the 1995 Plan are not yet determinable, as such benefits are subject to the discretion and approval of the Committee as described above. As of February 29, 1996, there were 870,050 shares and 349,800 shares of the Company's common stock subject to outstanding option grants under the terms of the 1990 Plan and the 1995 Plan, respectively. See the Option/SAR Grants Table for information concerning options granted to officers and other key employees during the most recent fiscal year pursuant to the 1995 Plan.

     From inception of the 1990 Plan until its early termination in 1995, options covering 1,567,000 shares of the Company's common stock were granted to officers and other key employees at exercise prices ranging from $13.75 to $27.88 per share. Through February 29, 1996, options covering 371,600 shares have been granted under the 1995 Plan, at exercise prices ranging from $27.25 to $29.00 per share.

     The closing market price of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for February 29, 1996, was $26.00 per share.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the shares of the Company's common stock voted, in person or by proxy, and entitled to vote at the 1996 annual meeting is required to approve the Amendments to the Plans. The Amendments to the Plans are conditional upon, and are of no force or effect unless they receive, approval by the requisite vote of shareholders at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE 1990 STOCK INCENTIVE PLAN AND TO THE 1995 STOCK OPTION PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP was the Company's independent public accounting firm for the fiscal year 1995. As of the date of this proxy statement, the Company's audit committee and board of directors have not yet recommended or selected the Company's independent public accountants for the fiscal year 1996. Representatives of Arthur Andersen LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission and the Company's bylaws. Should a shareholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the Securities and Exchange Commission, it must be received by the Company's corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 28, 1996.

                                 OTHER BUSINESS

     All items of business intended to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with the best judgment of the proxy holders.

                                          By order of the Board of Directors

                                          APACHE CORPORATION

                                          /s/  C. L. PEPER

                                          C. L. PEPER
                                          Corporate Secretary

     NOTE: Shareholders are requested to complete, sign, date and promptly return the enclosed proxy card, using the postage-paid business reply envelope provided.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                OF SHAREHOLDERS

                                  MAY 2, 1996

                              AND PROXY STATEMENT

                           [APACHE CORPORATION LOGO]

                              ONE POST OAK CENTRAL

                       2000 POST OAK BOULEVARD, SUITE 100

                           HOUSTON, TEXAS 77056-4400

                                              [LOGO]  Printed on recycled paper.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     PROXY
                               APACHE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           The undersigned appoints Raymond Plank, Frederick M. Bohen, and W. Brooks Fields as Proxies, with the power of substitution, and authorizes them to represent and to vote at the annual meeting of shareholders to be held May 2, 1996, or any adjournment thereof, all the shares of common stock of Apache Corporation held of record by the undersigned on March 14, 1996, as designated below.

          1. Election of directors -- director nominees:

          G. Steven Farris, Randolph M. Ferlic, Robert V. Gisselbeck, John A. Kocur and Mary Ralph Lowe

                 / / FOR all nominees listed above      / / WITHHOLD AUTHORITY
                     to vote for all nominees
                     (except as indicated below)

            Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line

       ------------------------------------------------------------------

         2. Proposal to approve the amendments to the Apache Corporation 1990 Stock Incentive Plan and 1995 Stock Option Plan.

         / / FOR          / / AGAINST          / / ABSTAIN

         3. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND TO APPROVE THE AMENDMENTS TO THE APACHE CORPORATION 1990 STOCK INCENTIVE PLAN AND 1995 STOCK OPTION PLAN.

       Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.


                                              Dated _______________, 1996

                                              ___________________________
                                                       Signature

                                              ___________________________
                                               Signature if held jointly

       PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

                           EXHIBIT  INDEX


      99.1  --  Apache Corporation 1990 Stock Incentive Plan
                  (as amended and restated February 9, 1996)

      99.2  --  Apache Corporation 1995 Stock Option Plan
                  (as amended and restated February 9, 1996)